Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 21, 2011, except for Notes 1 and 17, as to which the date is August 15, 2011, in the Registration Statement (Form S-4) and related Prospectus of iPayment, Inc. and iPayment Holdings, Inc. for the registration of $400,000,000 of 10.25% senior notes due 2018 of iPayment, Inc. and $125,000,000 of 15.00%/15.00% senior notes due 2018 of iPayment Holdings, Inc.
/s/ Ernst & Young LLP
Los Angeles, California
October 6, 2011